SUNGRO MINERALS INC.

OTC Bulletin Board: SUGO

Sep 21, 2009 19:23 ET

Sungro Appoints New Chief Financial Officer

SURREY, BRITISH COLUMBIA--(Marketwire - Sept. 22, 2009) - Sungro Minerals Inc. (the "Company") (OTCBB:SUGO) today announced the appointment of a new chief financial officer Erwin Vahlsing, Jr. Mr. Vahlsing is an executive with extensive operational experience; including both domestic and international background in leading and managing finance departments in the manufacturing, service, and construction industries for various public companies.

With over ten years SEC reporting experience both as CFO and as a consultant, Mr. Vahlsing has dealt with all aspects of compliance and reporting, as well as being the interface with external auditors, legal counsel, and shareholders. Mr. Vahlsing has negotiated capital raises, acquisitions, and conducted shareholder meetings. His experience covers the range of both public and privately held companies with revenue ranging from $1.5 million US to in excess of $80 million US. Mr. Vahlsing holds an MBA in finance from the University of Rhode Island and has a Bachelors degree in accounting from the University of Connecticut. Mr. Vahlsing is currently the Chief Financial Officer of ICOA Inc., U.S. based public company in the wireless industry.

Forward Looking Statements

This news release contains "forward-looking statements". Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. In general, estimates of 3P (proven, possible & probable) reserves are based upon a number of factors and assumptions made as of the date on which the estimates were determined, such as geological, technological and engineering estimates and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking estimates. The Company undertakes no obligation to update forward-looking information if circumstances or management's estimates or opinions should change, except as required by law. Readers should also refer to the Company's current annual report and other periodic filings, which are available at www.sec.gov for additional discussion of risks and uncertainties. The reader is cautioned not to place undue reliance on forward-looking statements.

On behalf of the Board of Directors

Mal Bains, President
For more information, please contact
Sungro Minerals Inc.
Mal Bains
(604) 603-4797
mal@mbainsfinancial.com